Exhibit 99.1

PAPA JOHNS ANNOUNCES FIRST QUARTER 2026 FINANCIAL RESULTS

Reiterates Fiscal 2026 Outlook
Global System-wide Restaurant Sales Decreased 3%(b) and Global Comparable Sales Decreased 4%
North America Comparable Sales Decreased 6.4% and International Comparable Sales Increased 3.6%
Diluted EPS of $0.21 and Adjusted Diluted EPS(a) of $0.32

Louisville, Kentucky (May 7, 2026) – Papa John’s International, Inc. (Nasdaq: PZZA) (“Papa Johns®”) (the “Company”) today announced financial results for the first quarter ended March 29, 2026.

Highlights
•Global system-wide restaurant sales were $1.20 billion, a 3%(b) decrease compared with the prior year first quarter.
•North America comparable sales decreased 6.4% from a year ago as comparable sales from Domestic Company-owned restaurants were down 5.2% and North America franchised restaurants were down 6.7%; International comparable sales increased 3.6% compared with the prior year first quarter.
•Opened 28 new restaurants system-wide, comprised of 8 restaurant openings in North America and 20 restaurant openings in International markets.
•Net income was $7 million compared with $9 million in the prior year first quarter.
•Adjusted EBITDA(a) was $48 million compared with $50 million in the prior year first quarter.
•Diluted earnings per common share was $0.21 compared with $0.27 in the prior year first quarter; adjusted diluted earnings per common share(a) was $0.32 compared with $0.36 last year.

CEO Commentary
“First quarter results reflected continued strong performance in our International markets where we delivered the sixth consecutive quarter of positive comparable sales. In North America, results were in line with our expectations as we navigate the cautious consumer environment and promotional QSR marketplace,” said Todd Penegor, President and CEO.

“As we look ahead, we are focused on advancing our transformation strategy, including through an expanded range of value options and leaning aggressively into innovation. Execution in these areas will enable us to meet customers where they are and unlock more layers of growth. Exciting strategic partnerships such as our collaboration with Toy Story 5 ahead of the film’s upcoming theatrical release on June 19th, are visible examples of the progress we are making in these areas. Additionally, we’re elevating our digital ordering experience through the new Google Gemini Enterprise CX Food Ordering Agent,” continued Penegor.

“In sum, we are taking a disciplined approach to managing the near-term market dynamics, while building for the future as the best pizza makers in the business,” Penegor concluded.
(a)    Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.
(b)    Growth rate excludes the impact of foreign currency.

First Quarter 2026 Financial Highlights

	Three Months Ended
In thousands, except per share amounts	March 29, 2026	March 30, 2025	Increase (Decrease)
Total revenues	$478,609	$518,309	$(39,700)
Net income	$6,938	$9,343	$(2,405)
Adjusted EBITDA(a)	$47,763	$49,624	$(1,861)
Diluted earnings per common share	$0.21	$0.27	$(0.06)
Adjusted diluted earnings per common share(a)	$0.32	$0.36	$(0.04)

Results for the three months ended March 29, 2026 are not directly comparable with the prior year period as comparisons are impacted by a restaurant refranchising transaction that occurred in the fourth quarter of 2025.

First Quarter 2026 Results
Revenue: The revenue commentary that follows includes a discussion of the Company’s segment results. Total revenues of $478.6 million in the first quarter of 2026 decreased $39.7 million, or 7.7%, compared with the prior year period, reflecting improved performance in International markets, more than offset by lower performance in North America. The decrease in revenues was mostly attributable to a $31 million decline at our Domestic Company-owned restaurants primarily related to: 1) approximately $25 million of lower revenues compared with the comparable prior period related to 85 Domestic Company-owned restaurants that were refranchised in the fourth quarter of 2025 and 2) 5.2% lower comparable sales. North America Commissary revenues decreased $18 million, primarily due to food cost deflation, franchisee food cost subsidies, and lower volumes, partially offset by higher pricing. Revenues from All Other business units decreased $4 million, primarily reflecting lower digital fees and advertising funds revenue as a function of lower sales . These declines were partially offset by a $4 million increase in International revenues driven by improved performance.

System-wide sales: Global system-wide restaurant sales were $1.20 billion, down 3%(b) compared with the prior year first quarter, as higher International comparable sales and flat global net restaurant growth on a trailing twelve-month basis were more than offset by lower comparable sales in North America. North America system-wide sales decreased 6%(b) to $868.9 million and International system-wide sales increased 6%(b) to $333.4 million in the first quarter of 2026, both as compared with the prior year period.

Net income: First quarter Net income was $6.9 million, a $2.4 million decrease compared with the prior year first quarter. The decrease was primarily related to lower sales partially offset by lower cost of sales and lower G&A expenses. Cost of sales declined in part due to the fourth quarter 2025 refranchising transaction and lower transaction volumes at our Domestic Company-owned restaurants along with commodity deflation and lower volumes and at our North America commissaries. G&A expenses decreased compared with the prior year first quarter primarily due to the Company’s biannual franchisee conference in the prior year period that did not repeat in 2026 and lower supplemental advertising, partially offset by higher restructuring charges associated with the Company’s Enterprise Transformation Plan. Net income also reflects slightly lower interest expense driven by lower average interest rates during the quarter and slightly lower tax expense due to lower pre-tax income, compared with the first quarter of 2025.

Adjusted EBITDA: Adjusted EBITDA(a) was $47.8 million, a $1.9 million decrease from the prior year first quarter. The decrease was primarily attributable to lower sales and volumes in North America, partially offset by improved performance in our International markets and the aforementioned declines in cost of sales and G&A expenses, each as compared with the first quarter of 2025.
(a)    Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.
(b)    Growth rate excludes the impact of foreign currency.

Earnings per share: Diluted earnings per common share was $0.21 for the first quarter of 2026 compared with $0.27 in the first quarter of 2025. Adjusted diluted earnings per common share(a) was $0.32 for the first quarter of 2026 compared with $0.36 in the first quarter of 2025. These changes were due to the same factors impacting Net income and adjusted EBITDA(a) discussed above.

Refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three months ended March 29, 2026.

Free Cash Flow
Free cash flow, a non-GAAP financial measure which the Company defines as net cash provided by operating activities (from the Condensed Consolidated Statements of Cash Flows) less the purchases of property and equipment, excluding purchases of property and equipment related to damages from natural disasters, was an outflow of $6.2 million for the three months ended March 29, 2026, compared with an inflow of $19.1 million in the prior year period. The year-over-year change primarily reflects lower Net income and the impact of compensation payments within the period, inclusive of the Company’s Enterprise Transformation Plan, along with a $1.2 million increase in capital expenditures.

	Three Months Ended
In thousands	March 29, 2026	March 30, 2025
Net cash provided by operating activities	$7,224	$31,336
Purchases of property and equipment	(13,451)	(12,231)
Free cash flow	$(6,227)	$19,105

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP measures.

Cash Dividend
The Company paid cash dividends of $15.3 million ($0.46 per common share) in the first quarter of 2026. On May 5, 2026, our Board of Directors declared a second quarter dividend of $0.46 per common share. The dividend will be paid on May 29, 2026 to stockholders of record as of the close of business on May 18, 2026.

(a)    Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.

Global Restaurant Sales Information
Global restaurant and comparable sales information for the three months ended March 29, 2026, compared with the three months ended March 30, 2025 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended
Growth rates below exclude the impact of foreign currency	March 29, 2026	March 30, 2025
Comparable sales growth (decline):
Domestic Company-owned restaurants (a)	(5.2)%	(4.6)%
North America franchised restaurants (a)	(6.7)%	(2.3)%
North America restaurants	(6.4)%	(2.7)%
International restaurants	3.6%	3.2%
Total comparable sales growth (decline)	(3.9)%	(1.3)%
System-wide restaurant sales growth (decline):
Domestic Company-owned restaurants (a)	(4.0)%	(3.7)%
North America franchised restaurants (a)	(6.5)%	(0.4)%
North America restaurants	(6.1)%	(1.0)%
International restaurants	6.0%	5.7%
Total global system-wide restaurant sales growth (decline)	(3.1)%	0.6%
___________________________________
(a)For the three months ended March 29, 2026, comparable sales decline and system-wide restaurant sales decline for Domestic Company-owned restaurants and North America franchised restaurants were adjusted to exclude the impact of refranchising 85 restaurants during the fourth quarter of 2025. See “Note 11. Divestitures” of “Notes to Condensed Consolidated Financial Statements” in our Quarterly Report on Form 10-Q filed with the SEC for additional information.

Global Restaurants
As of March 29, 2026, there were 6,020 Papa Johns restaurants operating in 50 countries and territories, as follows:

First Quarter	Domestic Company-owned	Franchised North America	Total North America	International Company-owned	International Franchised	Total International	System-wide
Beginning: December 28, 2025	462	3,061	3,523	13	2,547	2,560	6,083
Opened	—	8	8	—	20	20	28
Closed	(5)	(39)	(44)	—	(47)	(47)	(91)
Ending: March 29, 2026	457	3,030	3,487	13	2,520	2,533	6,020
Net restaurant growth/(decline)	(5)	(31)	(36)	—	(27)	(27)	(63)
Trailing four quarters net restaurant growth/(decline)	(82)	53	(29)	—	30	30	1

2026 Outlook
The Company is reiterating its 2026 annual guidance for the following metrics:

Financial Metric	Current 2026 Outlook
Global system-wide restaurant sales	Flat to Down Low Single-Digits
North America comparable sales	Down (2)% to (4)%
International comparable sales	Up 2% to 4%
North America gross openings	40 to 50
International gross openings	180 to 220
Adjusted EBITDA (as defined below)	$200 million to $210 million
Adjusted Depreciation and amortization (as defined below)	$70 million to $75 million
Interest expense (net)	$35 million to $40 million
GAAP effective tax rate	30% to 34%
Capital expenditures	$70 million to $80 million
Diluted shares outstanding	Approximately 33 million

Adjusted EBITDA represents Net income before Net interest expense, Income tax expense, Depreciation and amortization, Stock-based compensation expense, and other adjustments that vary from period to period in accordance with the Company’s Non-GAAP policy. The Company believes adjusted EBITDA is a meaningful measure as it is widely used by analysts and investors to value the Company and its restaurants on a consistent basis. Adjusted EBITDA is not a term defined by GAAP, and is not intended to be a substitute for operating income, net income, or cash flows from operating activities, as defined under generally accepted accounting principles. As a result, our measure of adjusted EBITDA might not be comparable to similarly titled measures used by other companies.

Adjusted depreciation and amortization represents depreciation and amortization expense excluding incremental depreciation expense related to the shortened useful life of legacy capitalized software assets due to the ongoing development and deployment of our new omnichannel platforms and other technology improvements.

This release includes forward-looking projections for certain non-GAAP financial measures, including adjusted EBITDA and adjusted depreciation and amortization. The Company excludes certain expenses and benefits from adjusted EBITDA and adjusted depreciation and amortization that, due to the uncertainty and variability of the nature and amount of those expenses and benefits, the Company is unable to, without unreasonable effort or expense, provide a reconciliation to Net income or GAAP depreciation and amortization of those projected measures, respectively.

Conference Call
Papa Johns will host a call with analysts today, May 7, 2026, at 8:00 a.m. Eastern Time. To access the conference call or webcast, please register online at: ir.papajohns.com/events-presentations. A replay of the webcast will be available two hours after the call and archived on the same web page.

About Papa Johns
Papa John’s International, Inc. (Nasdaq: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 6,000 restaurants in approximately 50 countries and territories. For more information about the Company or to order pizza online, visit www.papajohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements
Certain matters discussed in this press release and other Company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook”, “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, depreciation and amortization, interest expenses, tax rates, system-wide sales, transformation plans, supply chain and other cost savings initiatives, adjusted EBITDA, 4-wall adjusted EBITDA, the current economic environment, industry trends, consumer behavior and preferences, commodity and labor costs, currency fluctuations, profit margins, supply chain operating margin, net unit growth, unit level performance, capital expenditures, restaurant and franchise development, franchisee profitability, restaurant acquisitions, restaurant closures, labor shortages, labor cost increases, changes in management, inflation, royalty relief, franchisee support and incentives, the effectiveness of our menu innovations and other business initiatives, investments in product, investments in digital and technology innovation, marketing efforts and investments, liquidity, compliance with debt covenants, impairments, strategic decisions and actions, changes to our national marketing fund, changes to our commissary model, capital allocation, dividends, effective tax rates, regulatory changes and impacts, impacts of tariffs, insurance recoveries for damages related to natural disasters, restructuring plans, including timing of completion, expected benefits and costs, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including but not limited to risks related to: deteriorating economic conditions and softening consumer sentiment in U.S. and international markets; labor shortages at Company and/or franchised restaurants and our quality control centers; increases in labor costs, changes in commodity costs, supply chain incentive-based rebates, or sustained higher other operating costs, including as a result of supply chain disruption, inflation, increased tariffs, trade barriers, immigration policies, or climate change; the effectiveness of new branding initiatives, advertising and marketing campaigns, and promotions, including alignment with and execution by our franchisees; aggressive pricing or other marketing or promotional strategies by competitors; the potential for delayed new restaurant openings, both domestically and internationally, or lower net unit development due to changing circumstances outside of our control; the increased risk of phishing, ransomware and other cyber-attacks; risks and disruptions to the U.S. and global economy and our business related to geopolitical conflicts including conflicts in Ukraine and the Middle East, and risks related to a possible economic recession or downturn or prolonged U.S. government shutdown that could reduce consumer spending or demand.

These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2025. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

* * * *

For more information about the Company, please visit www.papajohns.com.

Contact
Papa Johns Investor Relations
investor_relations@papajohns.com

Source: Papa John’s International, Inc.

Supplemental Information and Financial Statements

Definitions
“Comparable sales” represents sales for the same base of restaurants for the same fiscal periods. “Comparable sales growth (decline)” represents the change in year-over-year comparable sales. “Global system-wide restaurant sales” represents total restaurant sales for all Company-owned and franchised restaurants open during the comparable periods, and “Global system-wide restaurant sales growth (decline)” represents the change in global system-wide restaurant sales year-over-year. Comparable sales, Comparable sales growth (decline), Global system-wide restaurant sales and Global system-wide sales growth (decline) exclude franchisees for which we suspended corporate support.

We believe Domestic Company-owned, North America franchised, and International Comparable sales growth (decline) and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Comparable sales growth (decline) and Global system-wide restaurant sales information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of Global system-wide restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the Company’s revenues.

Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. GAAP, we provide certain non-GAAP measures, which present results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include the following: adjusted EBITDA, 4-wall EBITDA, 4-wall EBITDA margin, adjusted net income attributable to common shareholders, and adjusted diluted earnings per common share. We believe that our non-GAAP financial measures enable investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they reflect metrics that our management team and Board utilize to evaluate our operating performance, allocate resources and administer employee incentive plans. The most directly comparable U.S. GAAP measures to adjusted EBITDA, 4-wall EBITDA, adjusted net income attributable to common shareholders, and adjusted diluted earnings per common share, are net income, segment adjusted EBITDA, net income attributable to common shareholders, and diluted earnings per common share, respectively. 4-wall EBITDA is defined as Domestic Company-owned restaurants segment revenue less total Domestic Company-owned restaurants segment cost of sales. 4-wall EBITDA margin is defined as 4-wall EBITDA divided by segment revenue for our Domestic Company-owned restaurants segment. These non-GAAP measures should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s U.S. GAAP results.

Reconciliation of GAAP Financial Results to Non-GAAP Financial Measures

	Three Months Ended
In thousands, except per share amounts	March 29, 2026	March 30, 2025
Net income	$6,938	$9,343
Income tax expense	4,137	4,543
Net interest expense	9,683	10,079
Depreciation and amortization	17,729	18,343
Stock-based compensation expense	4,409	3,669
Restructuring costs (a)	4,110	2,180
Gain on refranchising transaction, net (b)	(853)	—
Other costs (c)	1,610	1,467
Adjusted EBITDA	$47,763	$49,624

Net income attributable to common shareholders	$6,959	$9,028
Restructuring costs (a)	4,290	2,135
Gain on refranchising transaction, net (b)	(1,288)	—
Other costs (c)	1,610	1,467
Tax effect of adjustments (d)	(1,070)	(818)
Adjusted net income attributable to common shareholders	$10,501	$11,812

Diluted earnings per common share	$0.21	$0.27
Restructuring costs (a)	0.13	0.06
Gain on refranchising transaction, net (b)	(0.04)	—
Other costs (c)	0.05	0.05
Tax effect of adjustments (d)	(0.03)	(0.02)
Adjusted diluted earnings per common share	$0.32	$0.36

Footnotes to Non-GAAP Financial Measures
(a)For the three months ended March 29, 2026, represents costs associated with the Company’s Enterprise Transformation Plan, inclusive of $0.2 million of non-cash stock-based compensation expense and depreciation expense. For the three months ended March 30, 2025, represents costs associated with the Company’s International Transformation Plan.
(b)Represents additional pre-tax gain on sale, net of transaction costs, associated with the 2025 refranchising transaction related to the assignment of certain remaining leases to the Buyer. Net loss attributable to noncontrolling interest for the three months ended March 29, 2026 was approximately $0.4 million.
(c)For the three months ended March 29, 2026, represents costs associated with project-based strategic initiatives that are not related to our ongoing operations. For the three months ended March 30, 2025 other costs is comprised of costs incurred, net of anticipated insurance recoveries, arising from a tornado that damaged the Texas QC Center; and costs associated with project-based strategic initiatives that are not related to our ongoing operations.
(d)The tax effect on non-GAAP adjustments was calculated by applying the marginal tax rates of 23.2% for the three months ended March 29, 2026 and 22.7% for the three months ended March 30, 2025.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

In thousands, except per share amounts	March 29, 2026	December 28, 2025
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents, and restricted cash	$39,036	$36,950
Accounts receivable, net	100,656	103,068
Notes receivable, current portion	2,331	3,387
Income tax receivable	3,881	6,189
Inventories	36,204	34,336
Prepaid expenses and other current assets	58,299	48,895
Assets held for sale	—	4,607
Total current assets	240,407	237,432
Property and equipment, net	252,287	251,312
Finance lease right-of-use assets, net	37,957	39,039
Operating lease right-of-use assets, net	159,622	161,606
Notes receivable, less current portion, net	3,906	3,262
Goodwill	67,247	67,576
Other assets	70,501	77,281
Total assets	$831,927	$837,508

Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit
Current liabilities:
Accounts payable	$67,370	$61,218
Income and other taxes payable	8,987	8,941
Accrued expenses and other current liabilities	155,751	169,015
Current deferred revenue	10,789	13,096
Current finance lease liabilities	10,196	9,999
Current operating lease liabilities	23,766	23,725
Current portion of long-term debt	7,847	4,997
Total current liabilities	284,706	290,991
Deferred revenue	18,409	19,294
Long-term finance lease liabilities	29,638	30,804
Long-term operating lease liabilities	153,849	156,405
Long-term debt, less current portion, net	727,342	710,436
Other long-term liabilities	55,429	62,264
Total liabilities	1,269,373	1,270,194

Redeemable noncontrolling interests	989	980

Stockholders’ deficit:
Common stock ($0.01 par value per share; issued 49,303 at March 29, 2026 and 49,303 at December 28, 2025)	493	493
Additional paid-in capital	453,945	457,112
Accumulated other comprehensive loss	(5,953)	(6,452)
Retained earnings	202,601	210,763
Treasury stock (16,405 shares at March 29, 2026 and 16,502 shares at December 28, 2025, at cost)	(1,100,206)	(1,106,666)
Total stockholders’ deficit	(449,120)	(444,750)
Noncontrolling interests in subsidiaries	10,685	11,084
Total Stockholders’ deficit	(438,435)	(433,666)
Total Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit	$831,927	$837,508

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
In thousands, except per share amounts	March 29, 2026	March 30, 2025
Revenues:
Company-owned restaurant sales	$143,134	$173,881
Franchise royalties and fees	47,578	48,056
Commissary revenues	222,641	228,941
Other revenues	21,788	23,757
Advertising funds revenue	43,468	43,674
Total revenues	478,609	518,309
Costs and expenses:
Cost of sales	340,892	366,496
General and administrative expenses	55,996	65,167
Depreciation and amortization	17,729	18,343
Advertising funds expense	43,234	44,338
Total costs and expenses	457,851	494,344
Operating income	20,758	23,965
Net interest expense	(9,683)	(10,079)
Income before income taxes	11,075	13,886
Income tax expense	(4,137)	(4,543)
Net income	6,938	9,343
Net (income) loss attributable to noncontrolling interests	317	(121)
Net income attributable to the Company	$7,255	$9,222

Net income attributable to common shareholders	$6,959	$9,028

Basic earnings per common share	$0.21	$0.28
Diluted earnings per common share	$0.21	$0.27

Basic weighted average common shares outstanding	32,939	32,778
Diluted weighted average common shares outstanding	33,046	32,920

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
In thousands	March 29, 2026	March 30, 2025
Operating activities
Net income	$6,938	$9,343
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for allowance for credit losses on accounts and notes receivable	1,169	1,712
Depreciation and amortization	17,729	18,343
Deferred income taxes	684	1,157
Stock-based compensation expense	4,409	3,669
Refranchising gain	(1,035)	—
Loss on disposal of property and equipment	610	151
Other	1,092	(97)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	2,588	7,652
Income tax receivable	2,309	(541)
Inventories	(1,925)	(1,881)
Prepaid expenses and other current assets	(4,259)	(4,854)
Other assets and liabilities	(4,503)	(2,591)
Accounts payable	6,396	5,242
Income and other taxes payable	58	3,144
Accrued expenses and other current liabilities	(27,449)	(11,911)
Deferred revenue	(3,185)	(2,794)
Advertising fund assets and liabilities	5,598	5,592
Net cash provided by operating activities	7,224	31,336
Investing activities
Purchases of property and equipment	(13,451)	(12,231)
Purchases of property and equipment related to damages from natural disasters	(70)	—
Insurance proceeds related to damages from natural disasters	850	—
Repayments of notes issued	748	978
Proceeds from the sale of property and equipment	3,529	—
Proceeds from investments	3,232	4,739
Other	—	(569)
Net cash used in investing activities	(5,162)	(7,083)
Financing activities
Net proceeds (repayments) of revolving credit facilities	19,381	(196,838)
Proceeds from term loan	—	200,000
Debt issuance costs	—	(2,991)
Dividends paid to common stockholders	(15,321)	(15,174)
Tax payments for equity award issuances	(1,379)	(1,120)
Distributions to noncontrolling interests	(73)	(339)
Principal payments on finance leases	(2,552)	(2,392)
Other	125	287
Net cash provided by (used in) financing activities	181	(18,567)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(157)	371
Change in cash, cash equivalents, and restricted cash	2,086	6,057
Cash, cash equivalents, and restricted cash at beginning of period	36,950	37,955
Cash, cash equivalents, and restricted cash at end of period	$39,036	$44,012

Papa John’s International, Inc. and Subsidiaries
Segment Information

The following tables present the operating results of our segments. We have four reportable segments: Domestic Company-owned restaurants, North America franchising, North America commissaries, and International. Under ASC 280, Segment Reporting, our segment performance is evaluated based on segment adjusted EBITDA. See the Company’s Form 10-Q for the quarter ended March 29, 2026 for further information on segments, including reconciliations of segment measures to consolidated measures for the quarter ended March 29, 2026.

	Three Months Ended March 29, 2026
In thousands, unaudited	Domestic Company-Owned Restaurants	North America Franchising	North America Commissaries	International
Revenues from external customers	$139,671	$34,453	$204,600	$43,227
Intersegment revenues	—	234	42,154	—
Segment revenue	$139,671	$34,687	$246,754	$43,227

Less segment expenses (a):
Cost of sales	$123,096	$—	$225,767	$21,952
General and administrative expenses	8,690	9,334	8,540	7,991
Advertising funds expense	—	—	—	5,141
Segment adjusted EBITDA	$7,885	$25,353	$12,447	$8,143

	Three Months Ended March 30, 2025
In thousands, unaudited	Domestic Company-Owned Restaurants	North America Franchising	North America Commissaries	International
Revenues from external customers	$170,795	$35,552	$212,918	$39,111
Intersegment revenues	—	1,259	51,458	—
Segment revenue	$170,795	$36,811	$264,376	$39,111

Less segment expenses (a):
Cost of sales	$155,013	$—	$235,731	$19,785
General and administrative expenses	10,750	9,563	9,292	8,844
Advertising funds expense	—	—	—	5,101
Segment adjusted EBITDA	$5,032	$27,248	$19,353	$5,381

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(a)    Segment expenses excludes depreciation and amortization, stock-based compensation expense, and certain general and administrative expenses and other items that do not reflect normal, recurring expenses necessary to operate our business.

Papa John’s International, Inc. and Subsidiaries
Supplemental Information - All Other

in thousands, unaudited	Three Months Ended
All Other (a)	March 29, 2026	March 30, 2025
Revenues from external customers	$56,658	$59,933
Intersegment revenues	13,726	14,398
All Other revenue	$70,384	$74,331

Cost of sales	$15,821	$12,630
General and administrative expenses	2,255	2,427
Advertising funds expense	48,275	49,110
All Other costs and expenses (b)	$66,351	$64,167
All Other adjusted EBITDA (c)	$4,033	$10,164
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(a)    All other business units that do not meet the quantitative or qualitative thresholds for determining reporting segments, which are not operating segments, we refer to as “All Other.” These consist of operations that derive revenues from franchise contributions to marketing funds as well as information systems and related services used in restaurant operations, including our point-of-sale system, online and other technology-based ordering platforms. Our largest marketing fund is Papa Johns Marketing Fund (“PJMF”). PJMF is a consolidated nonstock corporation, intended to operate at break-even for the purpose of designing and administering advertising and promotional programs for all participating Domestic restaurants. Technology-based franchisee fees are meant to offset the costs of building, operating, and depreciating technology that supports franchisee operations. As such, these fees may vary from period to period, as they are designed to operate near break-even over time including the impact of depreciation. All Other is not a reportable segment under ASC 280, and this information is presented for informational purposes only. Please refer to the Company’s Form 10-Q for the first quarter ended March 29, 2026 for further information on segments, including reconciliations of segment measures to consolidated measures.
(b)    All Other costs and expenses excludes depreciation and amortization, stock-based compensation expense, and certain general and administrative expenses and other items that do not reflect normal, recurring expenses necessary to operate our business.
(c)    See the Company’s Form 10-Q for the first quarter ended March 29, 2026 for further information on segments, including reconciliations of segment measures to consolidated measures for the quarter ended March 29, 2026.